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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 1-16561


                      Annuity and Life Re (Holdings), Ltd.
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             (Exact name of registrant as specified in its charter)


                                Cumberland House
                               1 Victoria Street
                            Hamilton, HM 11, Bermuda
                                 (441) 296-7667
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    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                         Common Shares, $1.00 par value
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)         [X]        Rule 12h-3(b)(1)(ii)            [  ]
     Rule 12g-4(a)(1)(ii)        [ ]        Rule 12h-3(b)(2)(i)             [  ]
     Rule 12g-4(a)(2)(i)         [ ]        Rule 12h-3(b)(2)(ii)            [  ]
     Rule 12g-4(a)(2)(ii)        [ ]        Rule 15d-6                      [  ]
     Rule 12h-3(b)(1)(i)         [X]

     Approximate number of holders of record as of the certification or notice date: 117

     Pursuant to the requirements of the Securities Exchange Act of 1934, Annuity and Life Re (Holdings), Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 2, 2006              By:  Annuity and Life Re (Holdings), Ltd.


                                     By:  /s/ William H. Mawdsley, III
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                                        William H. Mawdsley, III
                                        President and Chief Executive Officer